[LETTERHEAD OF SOMEKH CHAIKIN]

Tel Aviv March 4, 1997

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS TO THE
SHAREHOLDERS OF ISPAH HOLDINGS LTD.

We have audited the balance sheets of Ispah Holdings Limited as of December 31, 1996 and 1995, the related statements of income and shareholders' equity and cash flows for each of the years in the period then ended expressed in New Israel Shekels. These financial statements are the responsibility of the Company's management.

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards, including those prescribed under the Auditors Regulations (Auditor's Mode of Performance), 1973 and, accordingly we have performed such auditing procedures as we considered necessary in the circumstances. For purposes of these financial statements there is no material difference between generally accepted Israeli auditing standards and auditing standards generally accepted in the U.S. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentations. We believe that our audits provide a reasonable basis for our opinion.

The above statements have been prepared on the basis of historical cost as adjusted for the changes in the general purchasing power of the Israel currency in accordance with opinions issued by the Institute of Certified Public Accountants in Israel.

Condensed statements in historical values which formed the basis of the adjusted statements appear in Note 4 to the financial statements.

The data relating to the net asset value of the Company's investments in an investee company and to its equity in that Company's operating results, is based on financial statements audited by other auditors.
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In our opinion, based on our audit and on the report of the abovementioned other auditors, the above mentioned financial statements present fairly the financial position of the Company as at December 31, 1996 and 1995, the results of its operations, the changes in shareholder's equity and cash flows for each of the years in the period ended December 31, 1996, in conformity with accounting principles generally accepted in Israel, consistently applied.

Accounting principles generally accepted in Israel differ in certain respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of nominal/historical net profit (loss) and shareholders' equity to the extent summarized in Note 5 to the financial statements.


/s/ Somekh Chaikin

Somekh Chaikin
CERTIFIED PUBLIC ACCOUNTANTS (ISR)